UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report February 4, 2008

(Date of earliest event reported)

Commission File Number 0-16211

Dentsply International Inc

(Exact name of registrant as specified in its charter)

Delaware	39-1434669
(State Of Incorporation)	(IRS Employer Identification No.)

                              221 West Philadelphia Street,

York, Pennsylvania	17405-0872
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:

(717) 845-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_____ Written communications pursuant to Rule 425 under the Securities Act (17 Cfr 230.425)

_____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 Cfr 240.14a-12)

_____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 Cfr 240.14d-2(b))

_____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 Cfr 240.13e-4(c))

Item 1.01. – Entry into a Material Definitive Agreement

The following information is furnished pursuant to Item 1.01, "Entry into a Material Definitive Agreement.”

On February 4, 2008, the Human Resources Committee (the "HR Committee") of the Board Of Directors of Dentsply International Inc. (the "Company") adopted the 2008 Dentsply International Inc. Incentive Compensation Plan (the "Plan"). The HR Committee also established certain financial criteria and targets for 2008 in accordance with the Plan. For the Senior Corporate Officers, including the Chief Executive Officer, the Chief Operating Officer, Chief Financial Officer, and the General Counsel, the targets are based on the budgeted level of corporate net income, adjusted for sales growth, achieved in 2008. For each of the other Senior Vice Presidents in charge of operating groups, the targets are based on a combination of the budgeted level of corporate net income, adjusted for sales growth, and on the budgeted operating income level, adjusted for sales growth, of the applicable business group for which such executive is responsible. If the applicable targets are met, the Chief Executive Officer can earn a bonus equal to 100% of his base salary. The applicable percentage for the Chief Operating Officer is 75%, and for the Chief Financial Officer, the General Counsel and Senior Vice Presidents in charge of operating groups, the applicable percentage ranges are 50% to 55%. Additional amounts up to a maximum of 200% may be earned if the applicable targets are exceeded, although the committee does not believe it is likely that the maximum would be reached. Payment of incentive bonuses will be made under the Plan in 2009 based on performance in 2008.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements - Not Applicable.

(b) Exhibits:

No Exhibits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dentsply International Inc

(Company)

/s/	Brian M. Addison

Brian M. Addison

Vice President, Secretary And

General Counsel

Date: February 4, 2008